[LIBERTY MEDIA LOGO]
[MICROSOFT LOGO]
[UNITEDGLOBALCOM LOGO]
[UNITED PAN EUROPE COMMUNICATIONS LOGO]



                 LIBERTY MEDIA AND MICROSOFT TO BUY 4.9 MILLION
                            SHARES OF UNITEDGLOBALCOM

              Parties to Form European Joint Venture to Own Shares
               and Explore Content and Distribution Opportunities


September 7, 1999 - It was announced today that Liberty Media Corporation ("Liberty") has agreed to purchase 4.93 million class B shares of UnitedGlobalCom, Inc. ("United") from certain existing stockholders, including
4.26 million shares from Apollo Cable Partners,  L.P. and the balance from Larry
F. and Larry J. DeGeorge. The total purchase price for the shares will be approximately $493 million, payable in cash. The parties have also agreed that Liberty will assign 50% of its interest, as described below, to Microsoft Corporation ("Microsoft"). Upon completion, John Malone, Chairman of Liberty, and Gregory B. Maffei, Chief Financial Officer of Microsoft, will join United's board of directors.

The parties also announced the formation, as part of the transaction, of a 50/50 joint venture between Liberty/Microsoft and United Pan-Europe Communications N.V. ("UPC"), United's European subsidiary, to own the United shares and to evaluate content and distribution opportunities together in Europe. At formation, Liberty will contribute to the joint venture its 4.93 million class B shares of United, and UPC will contribute its 2.78 million class A shares of United. In addition to its 50% interest, Liberty will receive approximately $287 million of redeemable preferred interests in the joint venture to balance out the parties' ownership positions. When formed, the joint venture will own approximately 14.5% of the total outstanding shares of United on a fully diluted basis. The joint venture and its members will be bound by voting and standstill agreements with United and certain of its controlling shareholders.

Commenting on the transaction, Gene Schneider, Chairman and CEO of United, said "The investment by Liberty and Microsoft is a tremendous vote of confidence in our company's future and removes the overhang from the pending sale by Apollo, who have been good partners since before United went public in 1993. We welcome John and Greg to our board and look forward to working with their companies in Europe - and potentially other parts of the world."

John Malone, Chairman of Liberty, added "We are very pleased to join United in its international communications efforts and, particularly, to renew our partnership with Gene."

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Greg  Maffei,  Chief  Financial  Officer of  Microsoft,  said "We are excited to extend our partnership with the United family of companies and by the opportunity to work together to further their broadband efforts."

Mark Schneider, CEO of UPC, said "This is a great transaction for UPC's shareholders. In addition to the strategic value Liberty and Microsoft can bring to our media, internet and content opportunities in Europe, this deal strengthens the bond between UPC and its parent, particularly as we seek to launch our internet and telecom brands around the world."

Tony Ressler of Apollo stated, "We have thoroughly enjoyed our 6 1/2 year relationship with Gene and the rest of the United management team and believe the company has great prospects in the global broadband industry, especially with partners like Liberty and Microsoft."

#  #  #

ABOUT UNITED
United (Nasdaq "UCOMA") is the largest global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. As of June 30, 1999 (and including announced transactions), United's networks reached 13.3 million homes and businesses and served 6.5 million video customers. In addition, the company's recently launched cable telephony and high speed internet access businesses served over 198,000 telephony access lines and 56,000 high-speed broadband data accounts. United's significant operating subsidiaries include UPC (60% owned), the largest pan-European broadband communications company, Austar United Communications (75% owned), a rapidly growing satellite, cable television and telecommunications provider in Australasia, and VTR Hipercable (100% owned), the largest cable television and competitive telephony provider in Chile.

ABOUT UPC
Headquartered in Amsterdam, UPC (AEX "UPC", Nasdaq "UPCOY") is one of the most innovative broadband communications companies in Europe and owns and operates the largest pan-European group of broadband communication networks. UPC provides cable television, telephony, high speed Internet access and programming services in twelve countries across Europe and Israel. As of June 30, 1999, UPC's systems passed approximately 8.6 million homes with 5.6 million basic cable subscribers. In addition, UPC had 123,400 telephony access lines and 12,500 business telephony lines, as well as 50,400 residential Internet subscribers and 2,300 business Internet subscribers. Microsoft has an interest of approximately 7.8% in UPC.

ABOUT LIBERTY
Liberty Media holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia. Liberty Media Group Class A and Class B Common Stock are traded on the New York Stock Exchange under the symbols LMG.A and LMG.B, respectively.

ABOUT MICROSOFT
Founded in 1975, Microsoft (Nasdaq "MSFT") is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

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FOR FURTHER INFORMATION CONTACT:

UnitedGlobalCom, Inc:
Mike Fries, President
Tel: 303 220-6610
Email:  mfries@unitedglobal.com

United Pan-Europe Communications, Inc:
Steve Butler, MD Capital Markets and Treasurer
Tel:  31 20 778 9860
Email:  sbutler@upccorp.com

Henrietta Hirst, Director of Group Corporate Communications
Tel:  44 171 518 7996
Email: henrietta@upclondon.com

Liberty Media International:
Graham Hollis, Executive VP and CFO
Tel:  720 875 6479
Email:  graham@libertymedia.com

Microsoft Corporation:
Greg Maffei, CFO
Tel: 425 936 5266
Email:  gregma@microsoft.com



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